Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Statement on Schedule 13D relating to the beneficial ownership of Common Stock, no par value per share of Epolin, Inc. is being filed with the Securities and Exchange Commission on behalf of each of them.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Polymathes Holdings I LLC

Dated: June 19, 2012	By:	/s/ William J. Golden
	Name:	William J. Golden
	Title:	Managing Member

Polymathes Acquisition I Inc.

	By:	/s/ John Wachter
	Name:	John Wachter
	Title:	President